Exhibit 99.1

Farmer Bros. Reports Fourth Quarter and Fiscal 2010 Results

TORRANCE, Calif.—(BUSINESS WIRE)—Sept. 13, 2010—Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss of $21.0 million, or $1.40 per share, for its fiscal fourth quarter ended June 30, 2010, compared with a net loss of $25.6 million, or $1.76 per share, for its prior year fiscal fourth quarter. For the full fiscal year ended June 30, 2010, the Company reported a net loss of $24.0 million, or $1.61 per share, compared with a net loss of $33.3 million, or $2.29 per share in the prior fiscal year.

Net sales for fiscal 2010 increased $108.6 million, or 32%, to $450.3 million from $341.7 million in the prior fiscal year, primarily due to the addition of DSD Coffee Business net sales beginning on March 1, 2009.

Cost of goods sold in fiscal 2010 increased $71.2 million, or 39%, to $252.8 million, or 56% of sales, from $181.5 million, or 53% of sales, in fiscal 2009 primarily due to the addition of the DSD Coffee Business beginning on March 1, 2009. Additionally, the cost of coffee brewing equipment and related service included in cost of goods sold contributed to the increase in cost of goods sold. Cost of coffee brewing equipment and related service for the fiscal year ended June 30, 2010 was $21.5 million compared to $13.1 million for the fiscal year ended June 30, 2009.

Gross profit in fiscal 2010 increased $37.3 million, or 23%, to $197.5 million from $160.2 million in fiscal 2009. However, gross margin decreased to 44% in fiscal 2010 from 47% in the prior fiscal year. As with net sales, the increase in gross profit is directly attributable to the acquisition of the DSD Coffee Business. The decrease in gross margin is primarily due to the increase in cost of coffee brewing equipment and related service cost included in cost of goods sold in fiscal 2010 compared with the prior fiscal year, and the addition of a new class of DSD Coffee Business customers who require a different mix of products.

Operating expenses in fiscal 2010 increased $61.3 million, or 35%, to $236.8 million, or 52% of sales, from $175.4 million, or 51% of sales, in fiscal 2009. Operating expenses in fiscal 2010 consisted of a full year of expenses related to the DSD Coffee Business compared to fiscal 2009 which included only four months of expenses related to the DSD Coffee Business. Additionally, operating expenses in fiscal 2010 included $10.1 million related to the integration of the DSD Coffee Business including expenses related to SKU optimization, branch and route consolidation, conversion to the Company’s IT systems including implementation of the Company’s mobile software across the DSD Coffee Business sales network, and supply chain and manufacturing streamlining, $8.5 million in higher depreciation and amortization expense, $8.4 million in higher pension expense and $3.2 million in higher bad debt expense compared to the prior year.

Total other income in fiscal 2010 was $12.7 million compared to total other expense of $3.8 million in fiscal 2009. This was primarily due to improved results from our preferred stock portfolio which recorded net realized and unrealized gains in fiscal 2010 compared to net realized and unrealized losses in fiscal 2009, partially offset by $0.7 million in higher interest expense related to borrowings under our revolving credit line.

About Farmer Bros. Co.

Farmer Bros. Co. is a leading national direct-store delivery business for coffee, tea and culinary products. It offers thousands of items under a broad portfolio of recognized brands, including roasted coffees, cappuccinos and cocoas; assorted hot and iced teas; spices and seasoning blends; salad dressings, sauces and soup bases. Its product lines and services are specifically focused on the needs of its customers: foodservice establishments including restaurants, hotels, casinos, and non-commercial foodservice providers, as well as retailers such as convenience stores, coffee houses, and general merchandisers. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the Company’s ability to successfully integrate the CBI and DSD Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30, 2010	June 30, 2009
Net sales	$106,964	$113,066
Gross profit	$42,907	$49,289
Loss from operations	$(22,303)	$(9,555)
Net loss	$(20,994)	$(25,642)
Net loss per common share	$(1.40)	$(1.76)

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Years ended June 30,
	2010	2009	2008
Net sales	$450,318	$341,724	$266,485
Cost of goods sold	252,754	181,508	147,073

Gross profit	197,564	160,216	119,412

Selling expenses	187,685	138,876	98,918
General and administrative expenses	49,071	36,543	31,138

Operating expenses	236,756	175,419	130,056

Loss from operations	(39,192)	(15,203)	(10,644)

Other income (expense):
Dividend income	3,224	3,563	4,056
Interest income	303	1,236	3,608
Interest expense	(986)	(335)	—
Other, net (expense) income	10,169	(8,248)	(12,343)

Total other income (expense)	12,710	(3,784)	(4,679)

Loss before taxes	(26,482)	(18,987)	(15,323)
Income tax (benefit) expense	(2,529)	14,283	(7,399)

Net loss	$(23,953)	$(33,270)	$(7,924)

Net loss per common share	$(1.61)	$(2.29)	$(0.55)

Weighted average common shares outstanding – basic and diluted	14,866,306	14,508,320	14,284,324
Cash dividends declared per common share	$0.46	$0.46	$0.46

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241

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